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                                                                    Exhibit 99.2

                                BIO-PLEXUS, INC.

                          1991 LONG-TERM INCENTIVE PLAN

       Section I. Preamble. Bio-Plexus, Inc., a corporation incorporated under the laws of the State of Connecticut (the "Company"), hereby adopts the Bio-Plexus, Inc. 1991 Long-Term Incentive Plan (the "Plan"). Capitalized nouns used herein shall have the meaning attributed to them in Section V hereof.

       Section II. Purpose of the Plan. The purposes of the Plan are: (i) to encourage stock ownership by key salaried employees and certain other persons who provide services to the Company, (ii) to assist the Company in retaining and attracting key employees with requisite experience and ability; and (iii) to associate more closely the interests of certain key contributors to the success of the Company with the interests of the Company's stockholders. Non-employee Directors of the Company shall not be entitled to participate in the Plan.

       Section III. Administration.

       (a) The Committee. The Plan shall be administered by a Plan Committee composed of at least two (2) members of the Company's Board of Directors (the "Committee"); provided, however, that only Outside Directors shall be eligible to be members of the Committee. If the Board of Directors has not appointed a Committee, the Plan shall be administered by all of the members of the Board of Directors who are Outside Directors, and in such event, references in the Plan to the Committee shall be deemed to be to all of the Outside Directors as a group.

       (b) Authority and Discretion of Committee. Subject to the express provisions of the Plan and provided that all actions taken shall be consistent with the purposes of the Plan, the Committee shall have full and complete authority and the sole discretion to: (i) select the Participants; (ii) determine the size and the form of the award or awards to be granted to any Participant; (iii) determine the time or times such awards shall be granted;
(iv) establish the terms and conditions upon which such awards may be exercised and/or transferred; (v) alter any restrictions; and (vi) adopt such rules and regulations, establish, define and/or interpret any other terms and conditions, and make all other determinations (which may be on a case-by-case basis) deemed necessary or desirable for the administration of the Plan.

       Section IV. Awards. Awards under the Plan may include any or all of the following, as described herein: Options, either Incentive Stock Options or Non-Qualified Stock Options with or without Stock Appreciation Rights, Restricted Share Awards with or without Performance Shares, or Warrants. Awards to Covered Employees will be subject to the limitations contained in subsection
(h) hereof.

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       (a) Options. Options ("Options") are rights to purchase, for a predetermined period of time, shares of common stock of the Company ("Common Stock") at a stated price determined by the Committee on the date of grant.

           (i) The Committee may grant Options either alone or in conjunction with Stock Appreciation Rights as described in Paragraph (d) below. It shall determine the number of shares of Common Stock to be covered by each such Option.

           (ii) The Committee will determine the conditions of Option exercise, as well as the conditions upon which Options shall lapse, but in no event may any portion of a Option be exercisable later than ten (10) years from the date of the grant.

           (iii) The Committee may provide for acceleration of Option exercise in case of acquisition or significant change in ownership of the Company.

           (iv) The purchase price of shares purchased pursuant to any Option shall be paid in full upon exercise, either (a) in cash, (b) by delivery of shares of Common Stock (valued at their Fair Market Value on the date of purchase), or (c) a combination of cash and Common Stock.

       (b) Incentive Stock Options. An Option designated by the Committee as an "Incentive Stock Option" is intended to qualify as an "incentive stock option" within the meaning of Subsection (b) of Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"). Incentive Stock Options must meet the following conditions:

           (i) The option price must be equal to, or exceed, the Fair Market Value of the underlying stock on the date of the grant.

           (ii) Incentive Stock Options must not be exercisable after ten (10) years from the date of the grant.

           (iii) All shares acquired form the exercise of Incentive Stock Options must be held for two (2) years from the date of the grant and one
       (1) year from the date of the transfer of such shares (exercise date).

           (iv) The aggregate Fair Market Value, determined on the grant date, of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual in any calendar year shall not exceed One Hundred Thousand ($100,000) Dollars.


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           (v) Incentive Stock Options may only be granted to common law employees of the Company.

           (vi) An Incentive Stock Option shall not be granted to an individual who, on the date of grant, owns stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the Company or of any subsidiary corporation unless (a) the option price equals at least one hundred ten (110%) percent of the Fair Market Value of the stock on the date the Option is granted, and (b) the option, by its terms, may not be exercisable more than five (5) years after the date of grant.

           (vii) Unexercised Incentive Stock Options shall lapse three (3) months after termination of the recipient's employment with the Company.

       (c) Non-Qualified Stock Options. Non-Qualified Stock Options are Options that do not qualify for the tax treatment provided in Section 421 of the Code. Non-Qualified Stock Options may be granted to any person entitled to participate in the Plan as the Committee shall determine from time to time.

       (d) Stock Appreciation Rights. "Stock Appreciation Rights" are rights to receive cash and/or Common Stock in lieu of the purchase of shares under a related Option. The Committee may grant Stock Appreciation Rights to any recipient of an Option either at the time of the grant of the Option or subsequently by amendment to such grant. All Stock Appreciation Rights shall be granted under and subject to the following terms and conditions and such other terms and conditions as the Committee may establish:

           (i) Each Stock Appreciation Right shall be exercisable at the same times and with regard to the same number of shares as the related Option is exercisable.

           (ii) Each Stock Appreciation Right shall entitle the holder thereof to surrender to the Company a portion of or all of the unexercised, but exercisable, related Option, and to receive with respect to each share of Common Stock represented by such surrendered portion cash or shares of Common Stock of a value equal to the amount by which the Fair Market Value of each such share on the date of exercise exceeds the option price provided in the related Option. The recipient shall not be required to pay the Option exercise price upon surrender of the Option or exercise of the related Stock Appreciation Right. The right to receive cash shall only be available for a Stock Appreciation Right held for at least six
       (6) months from the date of acquisition to the date of cash settlement.

           (iii) Each surrender of a portion of or all of an Option upon the exercise of a Stock Appreciation Right shall cause a share for share reduction in the number of shares of Common Stock covered by the related Option.

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           (iv) The Committee in its sole discretion shall have the right to approve or disapprove the election of a holder to receive cash in whole or in part in settlement of a Stock Appreciation Right.

           (v) The election of a holder to receive cash in full or partial satisfaction of a Stock Appreciation Right, as well as the exercise of the Stock Appreciation Right for cash must be made between the third
       (3rd) business day following the date of release of financial data meeting the requirements of Rule 16b-3(e)(1)(ii) promulgated under the Securities Exchange Act of 1934, as amended, and the twelfth (12th) business day following such date.

           (vi) Notwithstanding any other provisions of the Plan, the Committee may from time to time determine the maximum amount of cash or stock which may be paid or issued upon exercise of Stock Appreciation Rights (a) in any year and/or (b) to any particular recipient. In no event, however, may the cash portion of such payment exceed fifty (50%) percent of the total amount due. Any other limitation on payments may be changed by the Committee from time to time, provided that no such change shall require the holder to return to the Company any amount theretofore received upon the exercise of Stock Appreciation Rights.

       (e) Restricted Stock Awards. "Restricted Stock Awards" are grants of Common Stock to a recipient subject to the restrictions described in the following subsections.

           (i) The Committee may award Restricted Stock alone or in conjunction with Performance Shares as described in Paragraph (f) below. The Committee shall further determine the number of shares of Restricted Stock to be awarded.

           (ii) Restricted Stock may not be sold, transferred or otherwise disposed of, pledged, or otherwise encumbered.

           (iii) In the event a recipient is an employee and there is a termination of employment for any reason except death, Retirement or Permanent Disability, Restricted Stock shall be returned to the Company within thirty (30) days following such termination and then shall be deemed void for all corporate purposes.

           (iv) v) Restriction terms and conditions will be set by the Committee at the time of award; in no event, however, may any restrictions lapse before one (1) year after the date of award or later than ten (10) years from such date.

           (v) Existing restrictions against disposition of the shares, and the obligation to return to the Company those shares with respect to which


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       such restrictions and obligation have not otherwise lapsed shall lapse upon the occurrence of the earlier of the death, Retirement or Permanent Disability of the recipient of a Restricted Stock Award.

           (vi) In addition to the terms provided in Paragraph (e)(v) above, the Committee may, in its discretion, provide for accelerated lapse of restrictions in case of acquisition or other change of ownership of the Company.

           (vii) Certificates issued in respect of Restricted Stock granted under the Plan shall be registered in the name of the recipient but shall bear the following legend:

                  "The transferability of this certificate and the shares of stock represented hereby is restricted and the shares are subject to the further terms and conditions contained in the 1991 Long-Term Incentive Plan of Bio-Plexus, Inc. and in a certain agreement executed pursuant thereto. Copies of said plan and agreement are on file in the office of the Treasurer of the Company at the Company's offices in Tolland, Connecticut."

           (viii) In order to enforce the restrictions, terms and conditions on Restricted Stock, each recipient thereof shall, immediately upon receipt of a certificate or certificates representing such shares, deposit such certificates together with stock powers and other instructions of transfer as the Committee may require, appropriately endorsed in blank, with the Company as Escrow Agent under a letter agreement, in such form as shall be determined by the Committee.

       (f) Performance Shares. Performance Shares are rights to payment in cash of an amount equal to the Fair Market Value of Company Common Stock on the date the restrictions lapse on an accompanying Restricted Stock Award. The Committee may grant Performance Shares to a recipient of Restricted Stock either at the time of the award of the Restricted Stock or subsequently by amendment of such award. Any number of Performance Shares up to an amount equal to the number of shares of the accompanying Restricted Stock Award may be granted by the Committee. The Committee may impose such restrictions on the surrender of Performance Shares as it shall deem necessary or desirable.

       (g) Warrants. Warrants are rights to purchase shares of Common Stock of the Company at a stated exercise price for a predetermined time.

           (i) The Committee shall determine the number of shares of Common Stock to be subject to each Warrant and shall issue Warrants at the

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       exercise price of not less than the Fair Market Value per share as of the date of issuance of the Warrant.

           (ii) The Committee will determine the terms and conditions of Warrant exercise, but in no event may any Warrant be exercisable later than ten
       (10) years from the date of grant.

           (iii) The purchase price of share purchased pursuant to any Warrant exercise shall be paid in cash.

           (iv) The Committee will determine the conditions and terms upon which Warrants may be forfeited, provided the Committee may in its discretion issue Warrants without forfeiture conditions.

           (v) A Warrant shall be treated as an option that does not qualify for the tax treatment provided in Section 421 of the Code. The Committee as part of the grant or issuance of Warrants may commit the Company to reimburse the Participant/grantee for the federal and state income taxes which may be imposed by virtue of the exercise of the Warrant.

       (h) Special Rules for Awards to Covered Employees. Awards to Covered Employees shall be made only in compliance with all of the following conditions:

           (i) Only the Committee shall have authority to make awards to Covered Employees;

           (ii) Awards involving no more than Fifty Thousand (50,000) shares of the Company's Common Stock shall be made to any Covered Employee in any calendar year; and

           (iii) Covered Employees shall be eligible to receive only awards, the economic benefits of which are a function of the increase in the value of the underlying stock after the date of the grant.

       Section V. Miscellaneous Provisions.

       (a) Rights of Recipients of Awards. The holder of Stock Appreciation Rights or any Option or Warrant granted under the Plan shall have no rights as a stockholder of the Company with respect thereto unless and until certificates for shares are issued. The holder of a Restricted Stock Award will be entitled to receive any dividends on such shares in the same amount and at the same time as declared on shares of Common Stock of the Company and shall be entitled to vote such shares as a stockholder of record.

       (b) Assignment of Options, Stock Appreciation Rights and Warrants. No Option, Stock Appreciation Right, Warrant, or any rights or interests of the recipient therein shall

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be assignable or transferable by such recipient except by will or the laws of descent and distribution. During the lifetime of the recipient, such Option, Warrant or Stock Appreciation Right shall be exercisable only by, or payable only to, the recipient thereof.

       (c) Further Agreements. All Options, Stock Appreciation Rights and Warrants granted under this Plan shall be evidenced by agreements in such form and containing such terms and conditions (not inconsistent with this Plan) as the Committee may require.

       (d) Legal and Other Requirements. No shares of Common Stock shall be issued or transferred upon exercise of any award under the Plan unless and until all legal requirements applicable to the issuance or transfer of such shares and such other requirements as are consistent with the Plan have been complied with to the satisfaction of the Committee. The Committee may require that prior to the issuance or transfer of Common Stock hereunder, the recipient thereof shall enter into a written agreement to comply with any Restriction on subsequent disposition that the Committee or the Company deem necessary or advisable under any applicable law, regulation or official interpretation thereof. Certificates of stock issued hereunder may be legended to reflect such restrictions.

       (e) Withholding of Taxes. Pursuant to applicable federal, state, local, or foreign laws, the Company may be required to collect income or other taxes upon the grant of certain awards, the exercise of an Option, Warrant, or Stock Appreciation Rights. The Company may deduct from payments made under the Plan, or require, as a condition to such award, or to the exercise of an Option, Warrant or Stock Appreciation Right, that the recipient pay the Company, at such time as the Committee or the Company determine, the amount of any taxes which the Committee or the Company, in their discretion, determine are required to be withheld.

       (f) Right to Awards. No employee of the Company or other person shall have any claim or right to be a Participant in this Plan or to be granted an award hereunder. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company. Nothing contained hereunder shall be construed as giving any Participant or any other person any equity or interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under the Plan, any Participant or any other person having a claim for payments shall be an unsecured creditor.

       (g) Fair Market Value. "Fair Market Value" means, as of any given date, the last reported sales price of the Company's Common Stock as reported in The Wall Street Journal for such date or, if either no such sale is reported or the Common Stock is not publicly traded on or as of such date, the fair market value of the Common Stock as determined by the Committee in good faith based on the available facts and circumstances at the time.

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       (h) Participants. "Participants" shall mean persons receiving awards pursuant to the Plan.

       (i) Permanent Disability. "Permanent Disability" shall mean a long-term disability as determined under rules and procedures similar to those that apply in the Company's long-term disability plan for employees then in effect.

       (j) Retirement. "Retirement" shall mean any date on which an employee terminates employment with the Company on or after attaining age sixty-five
(65).

       (k) Outside Director. "Outside Director" shall mean a member of the Company's Board of Directors who: (i) is not, and has not been, an officer or employee of the Company; and (ii) is not remunerated by the Company in any capacity other than as member of the Board of Directors.

       (l) Covered Employee. "Covered Employee" shall mean any person who is a "covered employee" for purposes of Section 162(m)(3) of the Code.

       (m) Indemnity. Neither the Board of Directors nor the Committee, nor any members of either, nor any employees of the Company, shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with their responsibilities with respect to the Plan, and the Company hereby agrees to indemnify the members of the Board of Directors, the members of the Committee, and the employees of the Company in respect of any claim, loss, damage, or expense (including counsel fees) arising from any such act, omission, interpretation, construction, or determination to the full extent permitted by law.

       Section VI. Amendment and Termination; Adjustments Upon Changes In Stock. The Board of Directors of the Company may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided, however, that the Board of Directors may not materially increase the benefits accruing to Participants under the Plan, increase the number of shares of Common Stock reserved for purposes of the Plan, or materially modify the requirements as to eligibility for participation in the Plan without further approval by the affirmative vote of at least a majority of the holders of the outstanding shares of Common Stock present and voting at a meeting at which a quorum is present. Except as provided herein, no amendment, suspension or termination of the Plan may affect the rights of a Participant to whom an award has been granted without such Participant's consent. If there shall be any change in the stock subject to the Plan or to any Option, Stock Appreciation Right, Restricted Share Award, Performance Share Award or Warrant granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments may be made by the Board of Directors of the Company (or if the Company is not the surviving corporation in any such transaction, the Board of Directors of the surviving corporation) in the aggregate number and kind of shares

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subject to the Plan, and the number and kind of shares and the price per share subject to outstanding options, Stock Appreciation Rights or Warrants.

       Section VII. Shares of Stock Available. The number of shares of stock subject to an award under this Plan shall not exceed Two Million Five Hundred Thousand (2,500,000) shares of the Company's Common Stock. This amount will be reduced upon the exercise of an Option or Warrant by the number of shares exercised and upon the exercise of a Stock Appreciation Right by an amount equal to the number of shares covered by the Option cancelled due to the Stock Appreciation Right exercised. Any shares subject to an Option or Warrant hereunder that for any reason is cancelled (other than because of the exercise of an attached Stock Appreciation Right) or expires will be available for further awards. Shares of Common Stock to be delivered under the Plan may be authorized, but unissued shares, treasury shares, or shares reacquired on the open market.

       Section VIII. Effective Date and Term of the Plan. The effective date of the Plan is May 23, 1992, and Awards under the Plan may be made for a period of ten (10) years commencing on such date. The period during which an option or other Award may be exercised may extend beyond that time as provided herein.


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